Tesco Corporation Reports Record Revenues for Q4 2007

For Immediate Release

Trading Symbol:

“TESO” on NASDAQ

“TEO” on TSX

February 24, 2008

Houston, Texas—Tesco Corporation (“TESCO” or the “Company”) today reported net income for the quarter ended December 31, 2007 of $6.6 million, or $0.18 per diluted share. This compares to net income of $10.5 million, or $0.29 per diluted share, for the fourth quarter of 2006, and net income of $10.8 million1, or $0.29 per diluted share for the third quarter of 2007. Net income for the fourth quarter of 2007 included a loss of $1.2 million related to the expiration of the Turnkey E&P warrants. Net income for the year ended December 31, 2007 was $32.3 million, or $0.86 per diluted share, compared to net income of $30.5 million, or $0.83 per diluted share for 2006.

Revenue was a quarterly record of $124.4 million for the period ended December 31, 2007 compared to revenue of $114.3 million for the comparable period in 2006 and $113.9 million in the third quarter of 2007. Revenue was $462.4 million for the year ended December 31, 2007 compared to $386.2 million in 2006.

Summary of Results

(in millions of U.S. $, except per share amounts)

U.S. GAAP—Unaudited

	Quarter 4		Quarter 3	Year Ended December 31,
	2007	2006	2007	2007	2006
Revenues	$124.4	$114.3	$113.9	$462.4	$386.2

Operating Income	13.3	19.3	8.6	48.5	60.9

Net Income	6.6	10.5	10.8	32.3	30.5

EPS (diluted)	$0.18	$0.29	$0.29	$0.86	$0.83

Adjusted EBITDA* (as defined)	$18.9	$26.4	$18.1	$79.2	$85.0

*See explanation of Non-GAAP measure below

[1]

Net income for the third quarter of 2007 included $6.2 million of after-tax benefits for various tax and contingency matters disclosed in the Company’s Quarterly Report on Form 10-Q for the third quarter of 2007.

Commentary

Julio Quintana, TESCO’s Chief Executive Officer, commented “Sequentially our Quarter 4 represented a significant improvement in operating income over Quarter 3 of 2007 mainly due to higher margins in our Casing Services segment helped by a meaningful increase in CASING DRILLING® revenues. Quarter 4 2007 represented the highest quarterly revenue level for CASING DRILLING® in 2007. Also, our increased sales effort focused on Top Drives yielded positive results as we finished the year with a backlog of 38 new Top Drive units, up from 30 units as of September 30.”

Segment Information

(in millions of U.S. $)

Unaudited

	Quarter 4		Quarter 3	Year Ended December 31,
	2007	2006	2007[2]	2007	2006
Revenues:
Top Drives:
Sales	$33.9	$29.8	$29.2	$127.6	$81.5
Aftermarket Support	15.5	9.1	13.7	51.8	35.8
Rental	28.3	27.9	29.1	109.7	101.9

	77.7	66.8	72.0	289.1	219.2

Casing Services:
Conventional	29.0	29.2	27.3	108.2	105.4
Proprietary	11.4	12.4	11.0	50.5	37.9
CASING DRILLING®[3]	6.3	5.9	3.6	14.6	23.7

	46.7	47.5	41.9	173.3	167.0

Total Revenues	$124.4	$114.3	$113.9	$462.4	$386.2

Operating Income:
Top Drives	$17.3	$22.7	$15.2	$68.9	$64.9
Casing Services	6.4	7.7	2.9	21.4	28.4
Research and Engineering	(3.5)	(2.2)	(3.5)	(12.0)	(6.0)
Corporate/Unallocated	(6.9)	(8.9)	(6.0)	(29.8)	(26.4)

Total Operating Income	$13.3	$19.3	$8.6	$48.5	$60.9

[2]

Certain reclassifications between the Casing Services and the Top Drive segment have been made to prior 2007 quarters to be consistent with the presentation for the three months ended December 31, 2007.

[3]

CASING DRILLING® revenues for the three month period and the year ended December 31, 2006 included $0.3 and $9.0 million, respectively, in revenues associated with contract drilling services which were discontinued in late 2006.

Q4 2007 Financial and Operating Highlights

Top Drives Segment

•

Top Drive sales for Q4 2007 were 29 units (20 new and 9 from the rental fleet). This compares to 25 units sold in Q3 2007 (23 new and 2 from the rental fleet) and 30 units sold in Q4 2006 (29 new and 1 from the rental fleet). Our fourth quarter new unit sales were sequentially lower primarily due to fewer units produced for customers during Q4 2007 due to the level of manufacturing capacity that was devoted to building rental units in response to strong rental market demand.

•

At December 31, 2007, Top Drive backlog amounted to 38 units, with a total value of $39 million, versus 30 units at September 30, 2007, with a total value of $39 million. This compares to backlog of 68 units at December 31, 2006. In addition to the 38 new units in backlog, we have firm orders for another 6 units to be sold from our rental fleet. Our backlog at year-end includes an order to supply 14 EMI 400 Top Drive drilling systems to a major drilling contractor. The order also includes equipping eight of these 14 rigs with TESCO’s proprietary Casing Drive SystemTM (CDSTM).

•

During Q4 2007 we delivered 12 units to our rental fleet, which stands at 110 units at year-end 2007 and is up from 104 units at the end of September 2007 and down from 115 units at December 31, 2006. Subject to market conditions, during 2008 we intend to increase our rental fleet by approximately 10 units primarily outside North America. Additionally, subject to market conditions, we intend to revitalize our Top Drive rental fleet by selling certain used units and replacing them with newer models.

•

Operating days for the Top Drive rental fleet decreased to 5,978 in Q4 2007 compared to 6,138 in Q3 2007 and 5,984 in Q4 2006. The decrease in Q4 2007 compared to Q3 2007 was primarily due to units being removed from the rental fleet in Q4 2007 in preparation for sale prior to new rental units being mobilized and added to the rental fleet.

•

Our Top Drive margins increased $2.1 million in Q4 2007 compared to Q3 2007 as a result of the sale of more used units and the reversal of $1.6 million in warranty reserves recorded in 2005 and 2006, partially offset by fewer new unit sales and a margin decrease in our rental activities. In Q3 2007 we also reversed $0.6 million in certain warranty reserves recorded in 2006.

Casing Services Segment

•

Revenues from the Casing Services segment for Q4 2007 were $46.7 million, an increase of $4.8 million from Q3 2007 primarily related to increased project activities associated with CASING DRILLING®. Our Tubular Services revenues for both conventional and proprietary activities increased slightly in Q4 2007 compared to Q3 2007. CASING DRILLING® set a new quarterly record for non-rig services at $6.3 million. Included in our Q4 2007 CASING DRILLING® revenues was $1.0 million for mobilization efforts for an offshore project in Norway which has been indefinitely suspended.

•	We performed a total of 348 proprietary casing running jobs in Q4 2007 compared to 325 in Q3 2007 and 345 in Q4 2006.

•

Operating Income in our Casing Services segment for Q4 2007 was $6.4 million, an increase of $3.5 million from Q3 2007, and was primarily driven by lower operating costs and improved margins in our tubular services business and higher revenue levels in our CASING DRILLING® operations which significantly reduced the losses in this business.

Other Segments and Expenses

•	Selling, General and Administrative (SG&A) costs for Q4 2007 amounted to $6.9 million, compared to $6.0 million for Q3 2007. This increase was primarily due to higher incentive costs.

•	Research and Engineering (R&E) costs for Q4 2007 totaled $3.5 million the same as Q3 2007.

•

Other Expense, excluding net interest expense, for Q4 2007 totaled $3.1 million, compared to Other Income of $0.7 million for Q3 2007. Other Expense for Q4 2007 includes a loss of $1.2 million related to the expiration of the Turnkey E&P warrants and approximately $1.8 million of foreign exchange losses incurred by our Canadian operations due to their holding of U.S. dollar receivables and the weakening U.S. dollar during the period. Other Income for Q3 2007 included the reversal of $1.4 million of accrued interest and penalties related to the favorable resolution of a Mexico tax claim.

Financial Condition

•

At December 31, 2007 cash and cash equivalents increased from $7.2 million at September 30, 2007 to $23.1 million while debt increased during the same period from $65.0 million at September 30, 2007 to $80.8 million. This represents a net debt to book capitalization of 16%[4] at December 31, 2007. Net debt[5] at December 31, 2007 was $57.7 million compared to $57.9 million at September 30, 2007.

•

Total capital expenditures were $27.3 million in Q4 2007 and $65.0 million for 2007. We project our capital expenditures for 2008 to be approximately $80 to $90 million. The planned increase is directly related to our strategy to increase the size of our rental fleet to approximately 120 units by the end of 2008 and replace rental units expected to be sold from the fleet.

[4]	Net debt to book capitalization is calculated by dividing financial debt less cash, by the sum of financial debt less cash plus shareholders’ equity.
[5]	Net debt is calculated by subtracting cash and cash equivalents from total financial debt.

2007 Financial and Operating Highlights

Top Drives Segment

•	Top Drive sales for 2007 were 122 units (102 new and 20 from the rental fleet). This compares to 94 units sold in 2006 (86 new and 8 from the rental fleet).

•

Operating days for the Top Drive rental fleet decreased to 23,086 in 2007 compared to 23,873 in 2006. This decrease was primarily due to fleet down time during the year as we reallocated units outside North America in response to market demand and units being removed from the rental fleet in preparation for sale prior to new rental units being mobilized and added to the rental fleet.

•

Our Top Drive Operating Income increased to $68.9 million an increase of $4.0 million as compared to 2006, due to increased sales activities that were offset by increased manufacturing costs, primarily driven by the weakening U.S. dollar and costs related to the reallocation of our rental fleet outside of North America.

Casing Services Segment

•

2007 revenues in our Casing Services segment were $173.2 million, an increase of $6.3 million over 2006, primarily in our conventional and proprietary Casing Services businesses. CASING DRILLING® revenues were $14.6 million in 2007, a decrease of $9.1 million from 2006, primarily due to our discontinuation of providing contract drilling services in 2006. Contract CASING DRILLING® revenues in 2006 were $9.0 million.

•	For 2007, we completed 1,406 proprietary casing running jobs compared to 1,130 in 2006.

•

During Q4 2007, we acquired a conventional casing running and tubular business in Canada bringing a total of four businesses acquired in 2007 that provide conventional casing running and tubular services. One of these companies is based in Colorado and services the Rockies region, including the Piceance basin and the remaining three companies are based in Alberta, Canada and service the northwest Alberta and northeast British Columbia regions. The combined purchase price of these acquisitions was approximately $21.5 million. These acquisitions were funded by our Revolving Credit Facility. The acquired companies, which closed in the second half of the year, contributed $5.4 million in revenues for 2007. These acquired companies should provide expansion opportunities for our proprietary CDS™ for casing running as well as further opportunities to expand our CASING DRILLING® offering.

•

Operating Income for 2007 from the Casing Services segment was $21.4 million, a decrease of $7.0 million from 2006, primarily due to higher infrastructure costs associated with the building of our CASING DRILLING® business and the combination of competition and labor inflationary pressures which negatively impacted margins in our conventional Tubular Services business in North America.

Other Segments and Expenses

•

R&E costs for 2007 totaled $12.0 million as compared to $6.0 million in 2006. This increase was due to increased activities related to the design, development and testing of a new generation of Top Drive units introduced to the market in the summer of 2007, as well as increased activities involving our Tubular Services and CASING DRILLING® businesses.

•

SG&A costs for 2007 totaled $29.8 million compared to $26.4 million in 2006. This increase was primarily due to the professional fees incurred in the first quarter of 2007 as a result of the various issues and events related to the delayed filing of our initial Annual Report on Form 10-K, the increased auditing fees associated with our initial year of testing our internal controls pursuant to Section 404 of the Sarbanes Oxley Act, costs related to our transition from a foreign private issuer to a domestic reporting issuer, costs associated with the restatements of our quarterly results for the second and third quarters of 2006 and the costs associated with the Company’s self-initiated review of the its stock option granting practices and related accounting.

•

Our effective tax rate for 2007 was 24% compared to 44% in 2006. The 2007 effective tax rate reflects a total of $4.5 million of favorable items identified during 2007 as a result of filing our U.S., Canadian and other 2006 tax returns which were not considered in determining our 2006 income tax provisions. In addition the company recorded a benefit of $0.7 million related to the favorable outcome of a prior year Mexican tax matter. The 2007 and 2006 effective tax rates include charges of $1.7 and $1.6 million, respectively, related to a reduction in deferred tax assets attributable to Canadian tax law changes which incrementally reduced the statutory tax rates for both Canadian federal and provincial (Alberta) taxes.

Evaluation of Disclosure Controls

Management has concluded that we maintained effective internal control over financial reporting as of December 31, 2007. As disclosed in our Annual Report on Form 10-K for the year ended December 31, 2006 and in our Quarterly Reports on Form 10-Q for each of the first three quarters of 2007, management’s assessment of our internal controls over financial reporting identified material weaknesses in our internal controls. During 2007, we made significant progress in implementing the remediation plans that we established to address these material weaknesses which resulted in the successful remediation of the above referenced material weaknesses in internal controls as of December 31, 2007 and our management’s determination that our internal controls were effective as of December 31, 2007.

Conference Call

The Company will conduct a conference call to discuss its results for the fourth quarter of 2007 tomorrow (Monday, February 25, 2008) at 10:00 a.m. CST. Individuals who wish to participate in the conference call should dial US/Canada (866) 433-0163 or International (706) 679-3976 approximately ten minutes prior to the scheduled start of the call. The conference ID for this call is 35858321. The conference call will also be webcast live and available for replay at the Company’s web site, www.tescocorp.com. Listeners may access the call through the “Conference Calls” link in the Investor

Relations section of the site. The conference call and all questions and answers will be recorded and made available until March 25, 2008. To listen to the recording, call (800) 642-1687 or (706) 645-9291 and enter conference ID 35858321.

Tesco Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Company’s strategy is to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and gas.

For further information please contact:

Julio Quintana (713) 359-7000

Anthony Tripodo (713) 359-7000

Tesco Corporation

Non-GAAP Measures—Adjusted EBITDA (as defined below)

(in millions of U.S. $)	Quarter 4		Quarter 3	Year Ended December 31,
	2007	2006	2007	2007	2006
Net Income	$6.6	$10.5	$10.8	$32.3	$30.5
Income Taxes	2.2	8.1	(2.0)	10.2	23.3
Depreciation and Amortization	6.9	5.4	7.3	27.0	22.5
Net Interest expense	1.4	0.9	0.4	3.2	3.2
Stock Compensation Expense—non-cash	1.8	1.5	1.6	6.5	5.7
Cumulative Change in accounting method	—	—	—	—	(0.2)
Adjusted EBITDA	$18.9	$26.4	$18.1	$79.2	$85.0

Our management evaluates Company performance based on non-GAAP measures, of which a primary performance measure is EBITDA. EBITDA consists of earnings (net income or loss) available to common stockholders before interest expense, income tax expense, non-cash stock compensation, non-cash impairments, depreciation and amortization and other non-cash items. This measure may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as substitutes for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

We believe EBITDA is useful to an investor in evaluating our operating performance because:

•

it is widely used by investors in our industry to measure a company’s operating performance without regard to items such as net interest expense, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, financing methods, capital structure and the method by which assets were acquired;

•

it helps investors more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest) and asset base (primarily depreciation and amortization) and actions that do not affect liquidity (stock compensation expense) from our operating results; and

•

it helps investors identify items that are within our operational control. Depreciation and amortization charges, while a component of operating income, are fixed at the time of the asset purchase in accordance with the depreciable lives of the related asset and as such are not a directly controllable period operating charge.

Our management uses EBITDA:

•

as a measure of operating performance because it assists us in comparing our performance on a consistent basis as it removes the impact of our capital structure and asset base from our operating results;

•	as one method we use to evaluate potential acquisitions;

•	in presentations to our Board of Directors to enable them to have the same consistent measurement basis of operating performance used by management;

•	to assess compliance with financial ratios and covenants included in our credit agreements; and

•	in communications with investors, analysts, lenders, and others concerning our financial performance.

Caution Regarding Forward-Looking Information; Risk Factors

This press release contains forward-looking statements within the meaning of Canadian and United States securities laws, including the United States Private Securities Litigation Reform Act of 1995. From time to time, our public filings, press releases and other communications (such as conference calls and presentations) will contain forward-looking statements. Forward-looking information is often, but not always identified by the use of words such as “anticipate”, “believe”, “expect”, “plan”, “intend”, “forecast”, “target”, “project”, “may”, “will”, “should”, “could”, “estimate”, “predict” or similar words suggesting future outcomes or language suggesting an outlook. Forward-looking statements in this press release include, but are not limited to, statements with respect to expectations of our prospects, future revenues, earnings, activities and technical results.

Forward-looking statements and information are based on current beliefs as well as assumptions made by, and information currently available to, us concerning anticipated financial performance, business prospects, strategies and regulatory developments. Although management considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect. The forward-looking statements in this press release are made as of the date it was issued and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that outcomes implied by forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements.

These risks and uncertainties include, but are not limited to, the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of our products and services, other risks inherent in the drilling services industry (e.g. operational risks, potential delays or changes in customers’ exploration or development projects or capital expenditures, the uncertainty of estimates and projections relating to levels of rental activities, uncertainty of estimates and projections of costs and expenses, risks in conducting foreign operations, the consolidation of our customers, and intense competition in our industry), risks , including litigation, associated with our intellectual property and with the performance of our technology. These risks and uncertainties may cause our actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. When relying on our forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events.

Copies of our Canadian public filings are available at www.tescocorp.com and on SEDAR at www.sedar.com. Our U.S. public filings are available at www.sec.gov and at www.tescocorp.com.

The risks included here are not exhaustive. Refer to “Part I, Item 1A – Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006, for further discussion regarding our exposure to risks. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such factors, nor to assess the impact such factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

TESCO CORPORATION

(Millions of U.S. Dollars, except share and per share information)

COMPARATIVE CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2007	2006	2007	2006
	(unaudited)
REVENUE	$124.4	$114.3	$462.4	$386.2

OPERATING EXPENSES
Cost of Sales and Services	96.8	80.7	357.9	283.2
Selling, General and Administrative	10.8	12.1	44.0	36.1
Research and Engineering	3.5	2.2	12.0	6.0

	111.1	95.0	413.9	325.3

OPERATING INCOME	13.3	19.3	48.5	60.9
Interest Expense, net	1.4	0.9	3.2	3.2
Other (Income) Expense, net	3.1	(0.2)	2.8	4.1

INCOME BEFORE INCOME TAXES	8.8	18.6	42.5	53.6
Income taxes	2.2	8.1	10.2	23.3

NET INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	6.6	10.5	32.3	30.3
Cumulative Effect of Accounting Change, net	—	—	—	0.2

NET INCOME	$6.6	$10.5	$32.3	$30.5

Earnings per share:
Basic	$0.18	$0.29	$0.88	$0.85
Diluted	$0.18	$0.29	$0.86	$0.83
Weighted average number of shares:
Basic	36,842,042	35,995,353	36,604,338	35,847,266
Diluted	37,474,760	36,545,812	37,403,932	36,593,409

COMPARATIVE CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Cash and Cash Equivalents	$23.1	$14.9
Accounts Receivables, net	87.9	80.4
Inventories	117.4	85.4
Other Current Assets	24.8	18.2

Current Assets	253.2	198.9
Property, Plant and Equipment, net	169.8	132.3
Goodwill	29.8	16.6
Other Assets	23.9	24.4

	$476.7	$372.2

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Maturities of Long Term Debt	$10.0	$10.0
Accounts Payable	49.7	27.8
Accrued and Other Current Liabilities	31.1	49.3

Current Liabilities	90.8	87.1
Long Term Debt	70.8	34.5
Deferred Income Taxes	10.2	11.2
Shareholders’ Equity	304.9	239.4

	$476.7	$372.2